Exhibit 99.1

Milacron Intends to Increase the Purchase Price in the Tender Offer
for Eurobonds and Eliminate the Early Tender Premium

CINCINNATI, OHIO, May 7, 2004...Milacron Inc. (NYSE: MZ) today announced the intention to amend the terms of the cash tender offer launched on April 27, 2004 for Milacron Capital Holdings B.V.'s outstanding €115 million 7-5/8% Guaranteed Bonds due 2005 (the "Eurobonds"). The amendment would increase the purchase price to be paid to holders of Eurobonds that validly tender and do not withdraw their Eurobonds from 100% of the principal amount of Eurobonds validly tendered and not withdrawn to 104% of the principal amount of Eurobonds validly tendered and not withdrawn, and would eliminate the early tender premium and the early tender deadline. As previously announced, the tender offer is set to expire at 1:00 p.m. (CET) (12:00 p.m. London time) on June 7, 2004, unless the period for the tender offer is extended as described in the offering materials, as supplemented.

The amended terms of the tender offer would apply retroactively. Holders of Eurobonds that tendered their Eurobonds prior to the date of the amendment would not be entitled to receive any early tender premium but would be entitled to receive the amount of the increased purchase price if they do not withdraw their Eurobonds from the tender offer.

Milacron's refinancing costs for the second quarter will now be at least $1 million or as much as $15 million if the tender offer and the issuance of any new debt are completed in the quarter. In the company's guidance previously issued on April 26, the range of projected refinancing costs for the second quarter was $1 million to $10 million.

Consummation of the tender offer and Milacron's obligation to make any payments in connection therewith will be subject to the satisfaction of certain conditions including, among others, that sufficient financing has been arranged to fund the payment of the aggregate purchase price for all validly tendered Eurobonds that are not withdrawn.

This press release is not an offer to purchase, or a solicitation of acceptances of an offer to purchase, the Eurobonds, which may be made only pursuant to the terms of the supplemented Notice of Tender Offer and Extraordinary Resolution, which is expected to be distributed to Eurobond holders on or about May 10, 2004.

Questions may be directed to the Dealer Manager, Credit Suisse First Boston LLC, +1 (800) 820-1653 or +44 207 883 6748, the Tender Agent, Deutsche Bank AG, +44 207 547 5000, or the Information Agent, Innisfree M&A Incorporated, +1 (888) 750-5833 or (from the EU) 00-800-7710-9970.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-K on file with the Securities and Exchange Commission.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).